Exhibit 99.1

Entourage Mining Ltd.: Increased Interest in Hatchet Lake Uranium Property

Thursday October 20, 2:52 pm ET

VANCOUVER, British Columbia--(BUSINESS WIRE)--Oct. 20, 2005--Entourage Mining Ltd. (the "Company") (OTCBB:ETGMF - News) is pleased to announce that it has entered into a number of agreements to acquire interests in a number of mineral properties and to increase its interest in one of its existing properties.

INCREASED INTEREST IN THE HATCHET LAKE PROPERTY

Effective today's date, the Company has entered into the following agreements:

1. A new option agreement with United Carina (the "New Hatchet Lake Option Agreement"); and

2. An agreement by which the Company is assigned all of CMKM Diamonds, Inc. Diamonds, Inc.'s ("CMKM Diamonds, Inc.") interest in the Hatchet Lake Property (the "Hatchet Lake Assignment Agreement")

The Company had previously acquired an option to earn up to a 10% interest in and to the Hatchet Lake Property from CMKM Diamonds, Inc. and CMKM Diamonds, Inc. had the right to participate as to 10% in Entourage's Black Warrior project in Nevada. Under the terms of the New Hatchet Lake Option Agreement with United Carina and CMKM Diamonds, Inc. which supersedes and replaces the Company's previous agreements with United Carina and CMKM Diamonds, Inc., the Company is granted the exclusive option to acquire an undivided 50% beneficial right, title and interest in and to the Hatchet Lake Property in consideration of the following payments and work commitments by Entourage:

(a) a cash payment, on or before November 15, 2005, of $220,000 paid by Entourage to United Carina; and

(b) by making the following exploration expenditures on the Property:

(i) on or before December 31, 2005, $100,000;

(ii) on or before February 1, 2006, an additional $300,000;

(iii) on or before November 15, 2006, an additional $450,000; and

(iv) on or before November 15, 2007, an additional $450,000.

The New Hatchet Lake Option Agreement may be subject to its acceptance for filing with the TSX-Venture Exchange as United Carina is a company listed on the TSX-Venture Exchange.

Under the terms of the Hatchet Lake Assignment Agreement, the Company has agreed to issue to CMKM Diamonds, Inc., total of 15,000,000 shares (the "Shares") of its common stock in exchange for CMKM Diamonds, Inc.'s assignment of all of its interest in and to the Hatchet Lake Property.

The Hatchet Lake Property is prospective for uranium. The Hatchet Lake Property is comprised of 4 claims totaling 16,951 hectares in the Hatchet Lake area of Saskatchewan, Canada. No NI 43-101 report has been completed on the Hatchet Lake Property and the property is at the exploration stage only.

ACQUISITION OF SMEATON/FORTE A LA CORNE/GREEN LAKE PROPERTY IN SASKATCHEWAN

The Company has entered into an agreement (the "Smeaton/Forte a la Corne Property Agreement") with 101047025 Saskatchewan Ltd. ("1010") to acquire an undivided 80% mineral rights interest in and to the Smeaton/Forte a la Corne Diamond Property in Saskatchewan. Under the terms of this agreement, Entourage will issue 33,888,888 common shares in its capital stock (the "Smeaton/Fort a la Corne Shares") of which 30,000,000 common will be issued to CMKM Diamonds, Inc.

The Smeaton/Forte a la Corne Diamond Property was the subject of an agreement between 1010 and CMKM Diamonds, Inc. dated August 1, 2003.

The Smeaton/Forte a la Corne Property is comprised of approximately 1087 claims totaling approximately 411,275 hectares in the Smeaton-Forte a la Corne, Saskatchewan area. No NI 43-101 report has been completed on the Smeaton/Forte a la Corne Property to date.

ACQUISITION OF FORTE DIAMOND PROPERTY IN SASKATCHEWAN

Entourage Mining Ltd. has entered into an agreement (the "Forte Agreement") with CMKM Diamonds, Inc. dated October 20, 2005 whereby it has acquired all of CMKM Diamonds, Inc.'s interest in and to the agreement dated July 18, 2004 between CMKM Diamonds, Inc. and Nevada Minerals, Inc. ("Nevada Minerals"), and in and to an undivided 36% right, title and interest in and to the Forte Diamond Property for consideration of 5,000,000 shares of the Company to CMKM Diamonds, Inc. on this date.

The Forte Diamond Property is comprised of approximately 337 claims totalling approximately 194,582 hectares in the Forte a la Corne area of Saskatchewan. No NI 43-101 report has been completed on the Forte Diamond Property to date.

ADDITIONAL INFORMATION

The Company will, in the near future, provide more information concerning the agreements it has entered into and the properties that are subject to them. The Company continues to make due diligence inquiries and execute documents concerning the status of its properties and emphasizes that further exploration work is required on all of the properties to determine if a mineral resource, if any, exists on any of them or would be economic.

The obligations of Entourage under the aforementioned agreements are expressly subject to Entourage closing, on or before October 28, 2005, a minimum of US$1,050,000 in equity financing with which to finance its working capital and other obligations. The private placement for equity financing was first announced on October 10, 2005.

The Company encourages readers to contact Craig Doctor at 1-604-278-4656 with any inquiries and questions and to review the Company's continuous disclosure filings on the EDGAR system and on Canada's SEDAR reporting system. Shareholders who do not receive a response to their inquiry are encouraged to review the Company's news releases as many inquiries may be answered by issuing a news release so that all members of the investing public are informed of the Company's activities.

The Company anticipates filing the full text of the New Hatchet Lake Agreement, the Hatchet Lake Assignment Agreement, the Smeaton/Forte a la Corne Properties Agreement and the Forte Agreement in a Report on Form 6-K filing with the SEC's EDGAR system on or before October 31, 2005 in accordance with its obligations as a reporting foreign private issuer.

Entourage Mining Ltd. is a company incorporated in British Columbia and reporting both in the United States, as a foreign issuer, and in the Province of British Columbia, Canada. Its shares are posted for trading on the NASD's OTCBB under the symbol "ETGMF".

Entourage Mining Ltd.

Gregory Kennedy, President

Forward Looking Statement

Except for historical information contained herein, the statements in this Press Release may be forward looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Entourage Mining Ltd.'s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of commodity prices, product demand, market competition, and risks inherent in Entourage Mining Ltd.'s operations. These and other risks are described in the Company's Annual Report on Form 20-F and other filings with the Securities and Exchange Commission as well as the Company's filings on the SEDAR continuous disclosure system in Canada.

Entourage Mining Ltd. (OTC Bulletin Board:ETGMF - News)

Contact:

Entourage Mining Ltd.
Craig Doctor
(604) 278-4656
craig@entouragemining.com
OR
Entourage Mining Ltd.
Gregory Kennedy
President
(604) 669-GEMS Cell: (778) 893-4471
Fax: (604) 669-4368
info@entouragemining.com
www.entouragemining.com

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